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                                                                     Exhibit 5.1

                       [PALMER & DODGE LLP LETTERHEAD]


                               November 13, 1997



Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808


         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Lamar Advertising Company (the "Company") with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 200,000 shares (the "Shares") of the Company's Class A Common Stock, $0.001 par value, offered for sale by certain stockholders of the Company listed therein, in addition to the 1,000,000 shares of Class A Common Stock registered under the Company's registration statement (File No. 333-39727).



         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."

                                                   Very truly yours,



                                                   /s/ Palmer & Dodge LLP